FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: December 5, 2014
(Date of earliest event reported)
POTLATCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. First Avenue, Suite 1600, Spokane WA		99201
(Address of principal executive offices)		(Zip Code)
509-835-1500
(Registrant’s telephone number, Including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 5, 2014, Potlatch Corporation (the “Company”), and its wholly owned subsidiary Potlatch Forest Holdings, Inc. (the “Borrowers”), entered into an Amended and Restated Term Loan Agreement among Northwest Farm Credit Services, PCA, as Administrative Agent and the Lender from time to time party thereto (the “Amended and Restated Agreement”), amending and restating their existing term loan agreement dated as of December 18, 2012 ("Original Agreement") among the Borrowers, Northwest Farm Credit Services, PCA, as administrative agent and the Lenders from time to time party thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Amended and Restated Agreement.

Under the Amended and Restated Agreement, the lenders agreed to extend terms loans to the Borrowers in an aggregate principal amount not to exceed $322 million, of which $12 million was outstanding under the Original Agreement immediately prior to the amendment and restatement.

Pursuant to the Amended and Restated Agreement the Borrowers borrowed the following Term Loans ("Term Loans"): (1) Term Loan C in the principal amount of $40 million, maturing on December 1, 2019, and bearing interest at a rate equal to 3-month LIBOR plus 1.65% per annum; (2) Term Loan D in the principal amount of $40 million, maturing on December 1, 2020, and bearing interest at a rate equal to 3-month LIBOR plus 1.90% per annum; (3) Term Loan E in the principal amount of $40 million, maturing on December 1, 2021, and bearing interest at a rate equal to 3-month LIBOR plus 1.90% per annum; (4) Term Loan F in the principal amount of $40 million, maturing on December 1, 2022, and bearing interest at a rate equal to 4.29% per annum; (5) Term Loan G in the principal amount of $40 million, maturing on December 1, 2023, and bearing interest at the rate of 4.49% per annum; and (6) Term Loan H in the principal amount of $110 million, maturing on November 1, 2024, and bearing interest at the rate of 4.64% per annum.

The Amended and Restated Agreement contains covenants that, among other things, limit the Borrowers’ ability to create liens, merge or consolidate, dispose of assets, incur indebtedness and guarantees, repurchase or redeem capital stock and indebtedness, make certain investments and acquisitions, enter into certain transactions with affiliates or change the nature of the Borrowers’ business. The Amended and Restated Agreement contains financial covenants including (a) the maintenance of an Interest Coverage Ratio (a ratio of consolidated EBITDDA to consolidated interest expense) of at least 3.00 to 1.00, and (b) a Leverage Ratio (a ratio of total consolidated funded indebtedness to the consolidated value of timberlands and other defined assets) of no more than 40%.

Events of Default under the Amended and Restated Agreement include, but are not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross defaults to certain other material agreements and indebtedness, bankruptcy and other insolvency events, material adverse judgments, actual or asserted invalidity of loan documentation, and certain change of control events.

The proceeds of the Term Loans made under the Amended and Restated Agreement were used by the Borrowers to pay a portion of the purchase price of timberlands acquired pursuant to a Purchase and Sale Agreement dated as of October 15, 2014 ("Purchase Agreement") by and among Red Mountain TimberCo I LLC, Red Mountain TimberCo IV LLC, RMS Timberlands LLC and Springwood Timberlands LLC ("Sellers") and Potlatch Forest Holdings, Inc.

The foregoing description of the Amended and Restated Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Section 2. Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets.
On December 7, 2014, Potlatch Forest Holdings, Inc., a wholly owned subsidiary of Potlatch Corporation, completed the acquisition of approximately 201,000 acres of industrial timberlands in Alabama and Mississippi for $384 million pursuant to the Purchase Agreement.
The foregoing description of the material terms and conditions of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which was filed as Exhibit 10.1 to a Current Report on Form 8-K filed by Potlatch Corporation on October 15, 2014, and is incorporated herein by reference.
A copy of the press release announcing the completion of the acquisition is attached as Exhibit 99.1 and is incorporated herein by this reference.

Section 9. Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description of Exhibits
10.1
Amended and Restated Term Loan Agreement dated as of December 5, 2014, among Potlatch Corporation and its wholly owned subsidiaries, as borrowers, Northwest Farm credit services, PCA, as administrative agent and the Lender from time to time party thereto.

99.1	Press Release

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 9, 2014
POTLATCH CORPORATION

By:	/s/ Lorrie D. Scott
Lorrie D. Scott
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Amended and Restated Term Loan Agreement dated as of December 5, 2014
99.1	Press Release